CSP, INC. AND SUBSIDIARIES                     Exhibit 11
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
    For the Three Month Periods Ended December 1, 1995 and November 25, 1994
                   (In thousands except for per share data)
                               (Unaudited)

                                                /-For The Three Month Period Ended -/
                                                December 1,      November 25,
                                                   1995              1994
                                                -----------       -----------
NET INCOME (LOSS) PER COMMON SHARE

Net Income (Loss)                                     $218            ($432)
                                                     =====            =====

Primary common shares outstanding                    2,706            2,800
                                                     =====            =====

Reported net income per common share                 $0.08           ($0.15)
                                                     =====           ======


NET INCOME (LOSS)PER COMMON SHARE - (PRIMARY
  AND FULLY DILUTED)

Net Income (Loss)                                     $218           ($432)
                                                     =====           =====

Average common shares outstanding                    2,656           2,761

Add: Net additional common shares upon
            exercise of stock options                   50              39
                                                     -----           -----
Adjusted average common shares outstanding           2,706           2,800
                                                     =====           =====

Net income per common share                         $ 0.08          ($0.15)
                                                    ======          ======

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